SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549
                        ___________________


                              FORM 8-K

                          CURRENT REPORT


              Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): February 16, 1999


                           CBRL GROUP, INC.
       (Exact name of Registrant as specified in its Charter)


 Tennessee          0-25225                62-1749513
(State or other  (Commission File No.)  (IRS Employer
jurisdiction of                        Identification Number)
incorporation)


305 Hartmann Drive, Lebanon, Tennessee        37087
(Address of principal executive offices)   (Zip Code)



Registrant's telephone number, including area code:   (615) 444-5533



                            N/A
  (Former name or former address, if changed since last report)

Item 2.  Acquisition of Assets


On February 16, 1999, CBRL Group, Inc. (the "Company") completed the acquisition of Logan's Roadhouse, Inc. by the merger of Logan's
Roadhouse, Inc., a Tennessee corporation, into LRI Merger
Corporation, a wholly-owned subsidiary of CBRL Group, Inc. As of March 5, 1999, Logan's Roadhouse, Inc. operates 45 company-owned and 5 franchised Logan's Roadhouse(R) restaurants in 13 states: Alabama, Florida, Georgia,
Indiana, Kentucky, Louisiana, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Virginia and West Virginia. The restaurants feature steaks, ribs, chicken and seafood dishes in a distinctive atmosphere reminiscent of an American roadhouse. The Logan's Roadhouse(R) menu is designed to attract a broad range of customers by offering generous portions of moderately priced, high quality food which appeals to a wide variety of tastes. The restaurants offer a casual and entertaining dining environment, they are open 7 days a week for lunch and dinner, and they provide full bar service.

The restaurants are constructed of rough-hewn cedar siding in combination with bands of corrugated metal outlines in double-striped, red neon. The interiors are decorated with hand-painted murals depicting typical scenes from American roadhouses of the 1940s and 1950s, concrete and wooden planked floors and neon signs, and feature Wurlitzer(TM) jukeboxes playing contemporary country hits. The restaurants also feature a display cooking grill and an old-fashioned meat counter displaying steaks, ribs, seafood and salads, and include a spacious, comfortable bar area with a large-screen television.

The merger was accomplished by payment of cash at $24 per share for all outstanding shares of common stock of Logan's Roadhouse, Inc. for a total consideration of approximately $179,000,000, excluding fees and expenses. The purchase price was determined in negotiations between the parties. Both parties to the merger obtained fairness opinions from the separate investment bankers who advised each of the companies with respect to the merger transaction.

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), provides that certain business combinations (including the Merger) may not be consummated until certain information has been furnished to the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. On January 5, 1999, CBRL and Logan's made their respective filings with the DOJ and the FTC with respect to the Merger. Under the HSR Act, the filings commenced a 30-day waiting period which expired on February 4, 1999.

The funds used by CBRL Group, Inc. for the transaction were provided out of cash on hand and a new bank credit facility provided by SunTrust Bank through a bank syndication managed by SunTrust Equitable Securities as agent. The Merger will be accounted for as a purchase under generally accepted accounting principles ("GAAP").

Logan's Common Stock was listed under the symbol "RDHS" on the Nasdaq National Market. The closing sale price of Logan's Common Stock as reported on the Nasdaq National Market on December 10, 1998, the last business day preceding public announcement of the Merger, was $21.06.

With respect to its business, Logan's Roadhouse, Inc. has total assets with a book value of approximately $88 million at October 4, 1998, much of which is comprised of its operating properties and equipment. The
Company intends to continue the business operations of Logan's
Roadhouse without material change.

Item 5.  Other Events

The registrant, at its option, reports the following information, which is not otherwise called for by this form, that the registrant deems may be of importance to security holders:

     On February 26, 1999, the registrant announced a second stock repurchase program involving up to 3,000,000 shares of its capital stock. The full text of the registrant's press release is attached as Exhibit 99.

Item 7.  Financial Statements and Exhibits

(a), (b) No financial statements are required by this item with respect to the acquisition described in Item 2 of this form under Rule 3-05 of Regulation S-X.

(c) Exhibits

Exhibit No.         Description                      Page

    2          Agreement and Plan of Merger
               among Logan's Roadhouse, Inc.,
               CBRL Group, Inc., Cracker
               Barrel Old Country Store, Inc.
               and LRI Merger Corporation dated
               as of December 10, 1998

   99          Press Release dated February 16, 1999 --
               CBRL GROUP, INC. ANNOUNCES QUARTERLY
               CASH DIVIDEND -- BOARD APPROVES 3.0
               MILLION SHARE STOCK BUYBACK

                          SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                               CBRL GROUP, INC.


Date: March 5, 1999             By: /s/ James F. Blackstock
                                    James F. Blackstock
                                    Vice President, General
                                    Counsel and Secretary